Exhibit 3.1

STATE of DELAWARE

NINTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPTIMER PHARMACEUTICALS, INC.

1.                                    Name.  The name of this corporation is Optimer Pharmaceuticals, Inc.

2.                                      Registered Office and Agent.  The registered office of this corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Purpose. The purpose for which this corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.                                      Stock.  The total number of shares of stock that this corporation shall have authority to issue is one hundred (100) shares of Common Stock, $0.01 par value per share. Each share of Common Stock shall be entitled to one vote.

5.                                      Change in Number of Shares Authorized.  Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

6.                                      Election of Directors.  The election of directors need not be by written ballot unless the by-laws shall so require.

7.                                      Authority of Directors.  In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

8.                                      Liability of Directors. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as its presently exists or may hereafter be amended from time to time, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9.                                      Indemnification. This corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person (i) as required by law, (ii) if the Proceeding was authorized by the board of directors, or (iii) in accordance with the by-laws of this corporation.

The corporation shall have the power to indemnify, except to the extent not permitted under the General Corporation Law of the State of Delaware, as in effect at the time liability for such indemnification is determined, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this paragraph 9, nor the adoption of any provision of this corporation’s certificate of incorporation inconsistent with this paragraph 9, shall eliminate or reduce the effect of this paragraph 9 in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this paragraph 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

10.                               Records. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

11.                               Meeting of Stockholders of Certain Classes.  If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

12.                               Renunciation of Business Opportunities Doctrine. To the maximum extent permitted from time to time under the law of the State of Delaware, this corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this corporation. No amendment or repeal of this paragraph 12 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any share of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph 12. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.